EXHIBIT 23(a)

Independent Auditors’ Consent

To Board of Directors

Hawaiian Electric Company, Inc.:

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03) on Form S-3 of Hawaiian Electric Company, Inc., Maui Electric Company, Limited, Hawaii Electric Light Company, Inc., and HECO Capital Trust III registering 2,000,000 Cumulative Quarterly Income Preferred Securities, Series 2004, of our report dated February 11, 2004, relating to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the 2003 Annual Report on Form 10-K of Hawaiian Electric Company, Inc. We also consent to the incorporation by reference of our report dated February 11, 2004, relating to the financial statement schedule of Hawaiian Electric Company, Inc. in the aforementioned 2003 Annual Report on Form 10-K, which report is included in said Form 10-K and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Honolulu, Hawaii

March 9, 2004